EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Elects New Board Member

Carol S. Eicher, Vice President/Global Business Director for Rohm and Haas Company,

joins Tennant Company Board of Directors

MINNEAPOLIS, Minn., Aug. 20, 2008—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, announced the election of Carol S. Eicher to its Board of Directors. Ms. Eicher brings considerable knowledge and expertise in both operations and business growth, after nearly three decades of experience with global manufacturing operations. This will increase strategic depth on Tennant Company’s Board of Directors.

“The addition of Ms. Eicher to Tennant Company’s Board of Directors ensures the company will continue to benefit from a diversity of knowledge and opinions. Carol’s expertise and success in the realm of business operations and market expansion augment our already accomplished board. We feel that Carol will add tremendous value as we look to continue the growth of our international business and introduction of leading-edge solutions,” said Chris Killingstad, President and Chief Executive Officer of Tennant Company.

Carol S. Eicher is Vice President and Business Director for Primary Materials, a $2 billion business for Rohm and Haas Company, which is headquartered in Philadelphia, Pennsylvania. Ms. Eicher joined Rohm and Haas in 2000 as Business Director for the Organic Specialties business. Her accomplishments include the turnaround of a $500 million global business achieved through a restructuring of manufacturing, repositioning the product lines and creating a portfolio of growth products. Ms. Eicher also led both acquisition and joint venture business development efforts and contract negotiations. Prior to joining Rohm and Haas, Ms. Eicher gained extensive experience in the chemical industry through leadership positions at DuPont and Ashland, Inc. She holds a B.A. in Chemical Engineering from the University of Pennsylvania, an MBA from the York College of Pennsylvania and attended Harvard Business School’s Advanced Management Program.

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Page 2 – Tennant Company Appoints New Board Member

This addition brings the number of Tennant Company directors to nine. In addition to Eicher, the members of Tennant Company’s board include William F. Austen, Vice President of Operations at Bemis Company; Jeffrey A. Balagna, Executive Vice President, Business Unit Liaison for Carlson Companies, and President and CEO for Carlson Marketing Worldwide; James T. Hale, retired Executive Vice President, General Counsel and Corporate Secretary for Target Corporation; H. Chris Killingstad, President and Chief Executive Officer at Tennant Company; David Mathieson, Senior Vice President and Chief Financial Officer at RSC Holdings, Inc.; Edwin L. Russell, Chairman and Chief Executive at Horizon Investments; Stephen G. Shank, Chairman and Chief Executive Officer at Capella Education Company; and Steven A. Sonnenberg, President of Rosemount, Inc., a division of Emerson Electric Company.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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